Exhibit 1.1

Tesoro Corporation

4.750% Senior Notes due 2023

5.125% Senior Notes due 2026

Purchase Agreement

December 15, 2016

Goldman, Sachs & Co.,

    As Representative of the several Purchasers

    named in Schedule I hereto,

200 West Street,

New York, New York 10282-2198.

Ladies and Gentlemen:

Tesoro Corporation, a Delaware corporation (the “Company”), proposes, subject to the terms and conditions set forth in this agreement (this “Agreement”), to issue and sell to Goldman, Sachs & Co., as representative (the “Representative”) of the Purchasers named in Schedule I hereto (the “Purchasers”) and the other Purchasers, an aggregate of $850,000,000 principal amount of the 4.750% Senior Notes due 2023 (the “2023 Notes”) and $750,000,000 principal amount of the 5.125% Senior Notes due 2026 (the “2026 Notes”, and together with the 2023 Notes, the “Securities”), as specified above . The Securities will be issued pursuant to an indenture to be dated as of December [20], 2016 (the “Indenture”) among the Company, the Guarantors (as defined below) and U.S. Bank National Association, as trustee (the “Trustee”). The Company’s obligations under the Securities will be fully and unconditionally guaranteed (the “Guarantees”) as to the payment of principal, premium, if any, and interest, on a senior unsecured basis, jointly and severally, by each of the subsidiaries of the Company listed on Schedule IV(A) hereto (each, a “Guarantor” and, collectively, the “Guarantors”).

Pursuant to the terms of that certain Agreement and Plan of Merger dated as of November 16, 2016 (the “Acquisition Agreement”), among Western Refining, Inc., a Delaware corporation (“Western”), the Company, Tahoe Merger Sub 1, Inc., a Delaware corporation, and Tahoe Merger Sub 2, LLC, a Delaware limited liability company, the Company will acquire Western (the “Acquisition”) on the Closing Date (as defined in the Acquisition Agreement). It is expected that each entity listed on Schedule IV(B) hereto (each, a “Western Guarantor” and, collectively, the “Western Guarantors”) will become a guarantor as required by the terms of the Indenture. References herein to the Western Guarantors means the entities required to become a guarantor pursuant to the terms of the Indenture whether or not such entity has become a guarantor under the Indenture. As used herein, “subsidiary” or “subsidiaries” refers to one or more of the consolidated subsidiaries of the Company or Western, as applicable.

1.	The Company and each of the Guarantors represents and warrants to, and agrees with, each of the Purchasers that:

(a)	A preliminary offering memorandum, dated December 15, 2016 (the “Preliminary Offering Memorandum”), and an offering memorandum, expected to be dated on or about December 15, 2016 (the “Offering Memorandum”), have been prepared in connection with the offering of the Securities. The Preliminary Offering Memorandum, as amended and supplemented immediately prior to the Applicable Time (as defined in Section 1(b)), is hereinafter referred to as the “Pricing Memorandum”. Any reference to the Preliminary Offering Memorandum, the Pricing Memorandum or the Offering Memorandum shall be deemed to refer to and include the documents filed with the United States Securities and Exchange Commission (the “Commission”) by the Company or Western pursuant to Section 13(a), 13(c) or 15(d) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or prior to the date of such memorandum and identified as incorporated by reference therein and any reference to the Preliminary Offering Memorandum or the Offering Memorandum, as the case may be, as amended or supplemented, as of any specified date, shall be deemed to include (i) any documents filed with the Commission by the Company pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act after the date of the Preliminary Offering Memorandum or the Offering Memorandum, as the case may be, and prior to such specified date and (ii) any Additional Issuer Information (as defined in Section 5(f)) furnished by the Company prior to the completion of the distribution of the Securities; and all documents filed under the Exchange Act and so deemed to be included in the Preliminary Offering Memorandum, the Pricing Memorandum or the Offering Memorandum, as the case may be, or any amendment or supplement thereto are hereinafter called the “Incorporated Exchange Act Reports” (provided that where only sections of such documents are specifically incorporated by reference, only such sections shall be considered to be part of the “Incorporated Exchange Act Reports”). The Incorporated Exchange Act Reports, when they were or are filed with the Commission, conformed or will conform in all material respects to the applicable requirements of the Exchange Act and the applicable rules and regulations of the Commission thereunder; and no such documents were filed with the Commission since the Commission’s close of business on the business day immediately prior to the date of this Agreement and prior to the execution of this Agreement, except as set forth on Schedule II(a) hereof. The Preliminary Offering Memorandum or the Offering Memorandum and any amendments or supplements thereto and the Incorporated Exchange Act Reports did not and will not, as of their respective dates, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to the Company by a Purchaser through Goldman, Sachs & Co. expressly for use therein;

(b)

For the purposes of this Agreement, the “Applicable Time” is 5:15 p.m. (Eastern time) on the date of this Agreement; the Pricing Memorandum as supplemented by the information set forth in Schedule III hereto, taken together (collectively, the “Pricing Disclosure Package”) as of the Applicable Time, did not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each Company Supplemental Disclosure Document (as defined in Section 6(a)(i)) listed on Schedule II(b) hereto and each Permitted General Solicitation Material (as defined in Section 6(a)(i)) listed on Schedule II(d) hereto does not conflict with the information contained in the Pricing Memorandum or the Offering Memorandum and each such Company Supplemental

Disclosure Document and Permitted General Solicitation Material, as supplemented by and taken together with the Pricing Disclosure Package as of the Applicable Time, did not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to statements or omissions made in a Company Supplemental Disclosure Document or Permitted General Solicitation Material in reliance upon and in conformity with information furnished in writing to the Company by a Purchaser through Goldman, Sachs & Co. expressly for use therein;

(c)	Each of the Company and, to the Company’s knowledge, Western is a “reporting company” subject to the provisions of Section 13 and 15(d) of the Exchange Act; and the Company’s annual report on Form 10-K with respect to the fiscal year ended December 31, 2015, and each quarterly report on Form 10-Q and current report on Form 8-K filed by the Company after such fiscal year end (collectively, the “Tesoro Exchange Act Reports”, and together with the Incorporated Exchange Act Reports, the “Exchange Act Reports”), when they were or are filed with the Commission, conformed or will conform in all material respects to the applicable requirements of the Exchange Act and the applicable rules and regulations of the Commission thereunder;

(d)	The consolidated financial statements of the Company, including the related schedules, if any, and notes thereto, included in the Pricing Disclosure Package present fairly the consolidated financial position of the Company and its subsidiaries as of the dates indicated, and the consolidated results of operations and changes in financial position of the Company and its subsidiaries for the periods specified. Such financial statements have been prepared in conformity with the accounting principles generally accepted in the United States (“U.S. GAAP”) as in effect during each such period, in each case applied on a consistent basis throughout the periods involved (except as otherwise set forth in such statements). The selected financial information of the Company and its subsidiaries included in the Pricing Disclosure Package presents fairly the information shown therein and has been compiled on a basis consistent with that of the audited or unaudited, as applicable, consolidated financial statements included in the Pricing Disclosure Package from which such information was derived, except as noted therein. The unaudited pro forma financial information and the related notes thereto included in the Pricing Disclosure Package have been prepared in all material respects in accordance with U.S. GAAP and the applicable requirements of the rules and procedures established pursuant to the securities laws, rules and regulations, and the assumptions underlying such pro forma financial information provide a reasonable basis for presenting the significant effects directly attributable to the transactions and events described therein, the related pro forma adjustments used therein are appropriate to give effect to those assumptions, and the pro forma adjustments reflect the proper application of those adjustments to the historical financial statement amounts in the pro forma financial information described in the Pricing Disclosure Package.

(e)

To the knowledge of the Company, the consolidated financial statements of Western, including the related schedules and notes thereto, included in the Pricing Disclosure Package comply in all material respects with the applicable requirements of the Exchange Act and present fairly the financial position of Western and its subsidiaries, taken as a whole, as of the dates indicated and the results of operations and cash flows for the periods specified; such financial statements have been prepared in conformity with U.S. GAAP applied on a consistent basis throughout the periods covered thereby (except as otherwise noted therein) and the other financial information included in the Pricing Disclosure Package has been derived from the accounting records of Western and its subsidiaries and present fairly the information shown therein.

(f)	Neither the Company nor any of its subsidiaries and, to the knowledge of the Company, neither Western nor any of its subsidiaries, have sustained since the date of the latest audited financial statements included in the Pricing Memorandum any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Pricing Memorandum; and, since the respective dates as of which information is given in the Pricing Memorandum, there has not been any change in the capital stock, partnership interests, membership interests or long-term debt of the Company or any of its subsidiaries and, to the knowledge of the Company, Western or any of its subsidiaries, or any material adverse change, or any development involving a prospective material adverse change, in or affecting the general affairs, management, financial position, stockholders’ equity (or partners’ interests or members’ interests) or results of operations of the Company and its subsidiaries and, to the knowledge of the Company, Western and its subsidiaries, taken as a whole, otherwise than as set forth or contemplated in the Pricing Memorandum;

(g)	The Company and the Guarantors and, to the knowledge of the Company, Western and the Western Guarantors, have good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them, in each case free and clear of all liens, encumbrances and defects except such as are described in the Pricing Memorandum or such as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and the Guarantors and, to the knowledge of the Company, by Western and the Western Guarantors; and any real property and buildings held under lease by the Company and the Guarantors and, to the knowledge of the Company, by Western and the Western Guarantors, are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not materially interfere with the use made and proposed to be made of such property and buildings by the Company and the Guarantors and, to the knowledge of the Company, by Western and the Western Guarantors, taken as a whole;

(h)	The Company and each of the Guarantors and, to the knowledge of the Company, Western and each of the Western Guarantors, has been duly incorporated or formed and is validly existing as a corporation, limited partnership or limited liability company in good standing under the laws of its respective jurisdiction of incorporation or formation, with power and authority (corporate, limited partnership, limited liability company and other) to own its properties and conduct its business as described in the Pricing Disclosure Package and the Offering Memorandum, and has been duly qualified as a foreign corporation, limited partnership or limited liability company, as applicable, for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business that so requires such qualification, or is subject to no material liability or disability by reason of the failure to be so qualified or be in good standing in any such jurisdiction;

(i)	The Company has an authorized capitalization as set forth in the Pricing Disclosure Package and the Offering Memorandum, and all of the issued shares of capital stock of the Company have been duly and validly authorized and issued and are fully paid and non-assessable; and all of the issued shares of capital stock, partnership interests or membership interests, as applicable, of each subsidiary of the Company and, to the knowledge of the Company, of Western and each of its subsidiaries, have been duly and validly authorized and issued, are fully paid and non-assessable and (except (i) for Tesoro Logistics LP and its related subsidiaries, (ii) for one share of the capital stock of Tesoro Petroleum (Singapore) Pte Ltd. or (iii) as otherwise set forth in the Pricing Disclosure Package and the Offering Memorandum) are, or, with respect to Western and its subsidiaries, upon consummation of the Acquisition, will be, owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims (except where the failure of the Company to directly or indirectly own such capital stock, partnership interests or membership interests, as applicable, free and clear of all liens, encumbrances, equities or claims, is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect (as defined herein));

(j)	The Securities and the Guarantees have been duly authorized by the Company and the Guarantors, as applicable, and, when issued and delivered pursuant to this Agreement and authenticated by the Trustee, will have been duly executed, authenticated, issued and delivered and will constitute valid and legally binding obligations of the Company and the Guarantors, as applicable, entitled to the benefits provided by the Indenture under which they are to be issued, which will be substantially in the form previously delivered to you; the Indenture has been duly authorized by the Company and each of the Guarantors and, when executed and delivered by the Company, the Guarantors and the Trustee, the Indenture will constitute a valid and legally binding instrument, enforceable against the Company and each of the Guarantors in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles and entitled to the benefits provided by the Indenture; the Securities and the Indenture will conform in all material respects to the descriptions thereof in the Pricing Disclosure Package and the Offering Memorandum and will be in substantially the form previously delivered to you; and each supplemental indenture to be entered into by Western and the Western Guarantors on or after the Closing Date pursuant to the Indenture providing for the guarantee of the Securities and the Indenture by Western and such Western Guarantors, as applicable, as of the time of execution of delivery of such supplemental indenture, will have been duly authorized, executed and delivered by Western and each such Western Guarantor, as applicable, and will each constitute a valid and legally binding obligation, enforceable against Western and each such Western Guarantor, as applicable, subject, as to enforcement, to bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles (collectively, the “Enforceability Exceptions”), and such Guarantees will be entitled to the benefits provided by the Indenture, subject to the Enforceability Exceptions;

(k)	The Company and each of the Guarantors has all requisite corporate, limited partnership or limited liability company, as applicable, power to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly and validly authorized, executed and delivered by the Company and each of the Guarantors.

(l)	The Exchange and Registration Rights Agreement to be dated as of the Time of Delivery (the “Registration Rights Agreement”), which will be substantially in the form previously delivered to you, has been duly authorized, and as of the Time of Delivery (as defined herein), will have been duly executed and delivered by the Company and each of the Guarantors, and will constitute a valid and legally binding instrument, enforceable against the Company and each of the Guarantors in accordance with its terms, subject, as to enforcement, to the Enforceability Exceptions; the Registration Rights Agreement will conform in all material respects to the descriptions thereof in the Pricing Disclosure Package and the Offering Memorandum; and the joinders to the Registration Rights Agreement, which will be substantially in the form attached to the Registration Rights Agreement, as of the Closing Date, will have been duly authorized, executed and delivered by Western and each of the Western Guarantors, and will each constitute a valid and legally binding instrument, enforceable against Western and each of the Western Guarantors, as applicable, in accordance with its terms, subject, as to enforcement, to the Enforceability Exceptions;

(m)	The 4.750% Senior Notes due 2023 and the 5.125% Senior Notes due 2026 (the “Exchange Securities”) to be offered in exchange for the 2023 Notes and the 2026 Notes, respectively, pursuant to the Registration Rights Agreement have been duly authorized by the Company and if and when issued and authenticated in accordance with the terms of the Indenture and delivered in accordance with the exchange offer provided for in the Registration Rights Agreement (the “Exchange Offer”), will be validly issued and delivered and will constitute valid and binding obligations of the Company entitled to the benefits of the Indenture, enforceable against the Company in accordance with their terms, subject, as to enforcement, to the Enforceability Exceptions;

(n)	None of the transactions contemplated by this Agreement (including, without limitation, the use of the proceeds from the sale of the Securities) will violate or result in a violation of Section 7 of the Exchange Act, or any regulation promulgated thereunder, including, without limitation, Regulations T, U, and X of the Board of Governors of the Federal Reserve System as the same are in effect at the Time of Delivery;

(o)	Prior to the date hereof, none of the Company, the Guarantors or any of their respective affiliates has taken any action which is designed to or which has constituted or which might have been expected to cause or result in stabilization or manipulation of the price of any security of the Company or any Guarantor in connection with the offering of the Securities;

(p)

The issue and sale of the Securities and the Guarantees and the compliance by the Company and the Guarantors, as applicable, with all of the provisions of the Securities, the Indenture, the Registration Rights Agreement, the Exchange Securities and this Agreement and the consummation of the transactions herein and therein contemplated and the application of the proceeds from the sale of the Securities as described under “Use of Proceeds” in the Pricing Disclosure Package and the Offering Memorandum will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company, the Guarantors or any of their respective subsidiaries or, to the knowledge of the Company, Western or any of its subsidiaries is a party or by which the Company, the Guarantors or any of their respective subsidiaries or, to the knowledge of the Company, Western or any of its subsidiaries is bound or to which any of the property or assets of the Company, the Guarantors or any of their respective subsidiaries or, to the knowledge of the Company, Western or any of its subsidiaries is subject, (ii) result in any violation of the provisions of the Certificate of Incorporation or By-laws or equivalent organizational documents of the Company or any Guarantor, or (iii) assuming the accuracy of, and the Purchaser’s compliance with the representations and warranties of the Purchasers’ herein, result in a violation by the Company or the Guarantors of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company, the Guarantors or any of their respective subsidiaries or, to the knowledge of the Company, Western or any of its subsidiaries or any of their properties, except in the cases of clauses (i) and (iii) above, any such conflict, breach, violation and default that would not reasonably be expected to have a Material Adverse Effect; and no consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body is required for the issue and sale of the Securities or the Guarantees or the consummation by the Company and the Guarantors of the transactions contemplated by this Agreement, the Indenture or the Registration Rights Agreement, except for (i) the filing of a registration statement by the Company with the Commission pursuant to the United States Securities Act of 1933, as amended (the “Act”) pursuant to the Registration Rights Agreement, (ii) such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or Blue Sky laws in connection with the purchase and distribution of the Securities by the Purchasers and (iii) any such approvals set forth in the Pricing Disclosure Package;

(q)	The Company will enter into an amendment (the “Credit Agreement Amendment”) to its Credit Agreement dated as of September 30, 2016 (the “Credit Agreement”), among the Company, JPMorgan Chase Bank, N.A., as Administrative Agent, and the financial institutions from time to time party thereto, providing substantially for the Specified Amendments (as defined in the Amended and Restated Commitment Letter dated November 29, 2016, among the Company, Goldman Sachs Bank USA, JPMorgan Chase Bank, N.A., Mizuho Bank, Ltd., The Bank of Tokyo-Mitsubishi UFJ, Ltd., Wells Fargo Bank, National Association, Wells Fargo Securities, LLC, WF Investment Holdings, LLC, SunTrust Bank, SunTrust Robinson Humphrey, Inc., UBS AG, Stamford Branch and UBS Securities LLC (the “Commitment Letter”) and certain other amendments, which Credit Agreement Amendment has been duly authorized, and as of the Time of Delivery (as defined herein), will have been duly executed and delivered by the Company, and will constitute a valid and legally binding instrument, enforceable against each party to the Credit Agreement in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and the Credit Agreement (as amended by the Credit Agreement Amendment) will conform in all material respects to the descriptions thereof in the Pricing Disclosure Package and the Offering Memorandum;

(r)	Neither the Company nor any of its subsidiaries or, to the knowledge of the Company, Western or any of its subsidiaries is in violation of its Certificate of Incorporation or By-laws or equivalent organizational document or in default in the performance or observance of any material obligation, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it or any of its properties may be bound;

(s)	The statements set forth in the Pricing Memorandum and the Offering Memorandum under the caption “Description of Notes”, insofar as they purport to constitute a summary of the terms of the Securities and Guarantees, under the caption “Description of Other Indebtedness,” insofar as they purport to constitute a summary of the terms of the documents referred to therein, under the caption “Material United States Federal Income Tax Consequences”, and under the caption “Plan of Distribution”, insofar as they purport to describe the provisions of the laws and documents referred to therein, are accurate, complete and fair;

(t)	Other than as set forth in the Pricing Disclosure Package and the Offering Memorandum, there are no legal or governmental proceedings pending to which the Company or any of the Guarantors or, to the knowledge of the Company, Western or any of the Western Guarantors is a party or of which any property of the Company or any of the Guarantors or, to the knowledge of the Company, Western or any of the Western Guarantors is the subject which, if determined adversely to the Company or the Guarantors, would individually or in the aggregate have a material adverse effect on the current or future financial position or results of operations of the Company and the Guarantors or Western and the Western Guarantors, taken as a whole (a “Material Adverse Effect”); and, to the Company’s knowledge, no such proceedings are threatened in writing by governmental authorities or threatened in writing by others;

(u)	When the Securities and the Guarantees are issued and delivered pursuant to this Agreement and authenticated by the trustee, neither the Securities nor the Guarantees will be of the same class (within the meaning of Rule 144A under the Act) as securities which are listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted in a U.S. automated inter-dealer quotation system;

(v)	None of the Company, the Guarantors or their respective subsidiaries is or after giving effect to the offering and sale of the Securities and the application of the proceeds thereof, will not be required to register as an “investment company”, as such term is defined in the United States Investment Company Act of 1940, as amended (the “Investment Company Act”);

(w)	None of the Company, the Guarantors or any person acting on its or their behalf (other than the Purchasers or any person acting on their behalf, as to which no representation is made) has offered or sold the Securities by means of any general solicitation or general advertising within the meaning of Rule 502(c) under the Act (other than by means of a Permitted General Solicitation, as defined below) or, with respect to Securities sold outside the United States to non-U.S. persons (as defined in Rule 902 under the Act), by means of any directed selling efforts within the meaning of Rule 902 under the Act and the Company, the Guarantors, any affiliate of the Company or the Guarantors and any person acting on its or their behalf has complied with and will implement the “offering restriction” within the meaning of such Rule 902 provided that no representations and warranties are made in this clause (w) with respect to the Purchasers;

(x)

Within the preceding six months, neither the Company nor the Guarantors, nor any other person acting on behalf of the Company or the Guarantors has offered or sold to any person any Securities, or any securities of the same or a similar class as the Securities, other than Securities offered or sold to the Purchasers hereunder. The Company and the Guarantors will take reasonable precautions designed to insure that any offer or sale, direct or indirect, in the United States or to any U.S. person (as defined in Rule 902 under the Act) of any Securities or any substantially similar security issued by the Company, within six months subsequent to the date on which the distribution of the Securities has been completed (as notified to the Company by Goldman, Sachs & Co.), is made under restrictions and other circumstances reasonably designed not to affect the status of the offer and sale of the Securities in the United States and to U.S. persons contemplated by this Agreement as transactions exempt from the registration provisions of the Act;

(y)	The Company maintains a system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) of the Exchange Act) that complies with the requirements of the Exchange Act and has been designed by the Company’s principal executive officer and principal financial officer, or under their supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. The Company’s internal control over financial reporting is effective and the Company is not aware of any material weaknesses in its internal control over financial reporting. Except as disclosed in the Pricing Memorandum, since the date of the latest audited financial statements included or incorporated by reference in the Pricing Memorandum, there has been no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting;

(z)	To the knowledge of the Company, Western maintains a system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) of the Exchange Act) that complies with the requirements of the Exchange Act and has been designed by the Western’s principal executive officer and principal financial officer, or under their supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. To the knowledge of the Company, Western’s internal control over financial reporting is effective and the Company is not aware of any material weaknesses in Western’s internal control over financial reporting. To the Company’s knowledge, there has been no change since the date of the latest audited financial statements included or incorporated by reference in the Pricing Memorandum, there has been no change in Western’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, Western’s internal control over financial reporting;

(aa)	The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) of the Exchange Act) that comply with the requirements of the Exchange Act; such disclosure controls and procedures have been designed to ensure that material information relating to the Company and its subsidiaries is made known to the Company principal executive officer and principal financial officer by others within those entities; and such disclosure controls and procedures are effective;

(bb)	To the knowledge of the Company, Western maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) of the Exchange Act) that comply with the requirements of the Exchange Act; such disclosure controls and procedures have been designed to ensure that material information relating to Western and its subsidiaries is made known to Western’s principal executive officer and principal financial officer by others within those entities; and such disclosure controls and procedures are effective;

(cc)	Ernst & Young LLP, which has audited certain financial statements of the Company and its subsidiaries, and, to the Company’s knowledge, Deloitte & Touche LLP, which has audited certain financial statements of Western and its subsidiaries, are each an independent registered public accounting firm as required by the Act and the rules and regulations of the Commission thereunder;

(dd)	None of the Company, the Guarantors, any of their respective subsidiaries, any director or officer of the Company, the Guarantors or any of their respective subsidiaries, nor, to the knowledge of the Company or the Guarantors, any agent, employee, affiliate or other person associated with or acting on behalf of the Company, the Guarantors or any of their respective subsidiaries, or, to the knowledge of the Company, Western, any of its subsidiaries nor, to the knowledge of the Company or the Guarantors, any director, officer, agent, employee, affiliate or other person associated with or acting on behalf of Western or any of its subsidiaries, has (i) made any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; (iv) violated or is in violation of any provision of the Bribery Act 2010 of the United Kingdom; or (v) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment in violation of applicable law;

(ee)	The operations of the Company, the Guarantors and their respective subsidiaries and, to the knowledge of the Company, of Western and its subsidiaries are and have been conducted at all times in compliance with the requirements of applicable anti-money laundering laws, including, but not limited to, the Bank Secrecy Act of 1970, as amended by the USA PATRIOT ACT of 2001, and the rules and regulations promulgated thereunder, and the anti-money laundering laws of the various jurisdictions in which the Company, the Guarantor and their subsidiaries and to the knowledge of the Company, Western and its subsidiaries conduct business (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company, the Guarantors or any of their respective subsidiaries or, to the knowledge of the Company, Western or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company or any Guarantor, threatened;

(ff)	None of the Company, the Guarantor, any of their subsidiaries or, to the knowledge of the Company or any Guarantor, any director, officer, agent, employee or affiliate of the Company, the Guarantor or any of their subsidiaries or Western or any of its subsidiaries or any director, officer, agent, employee or affiliate of Western or any of their subsidiaries is currently the subject or the target of any sanctions administered or enforced by the U.S. Government, including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), or other relevant sanctions authority (collectively, “Sanctions”), and the Company will not directly or knowingly indirectly use the proceeds of the offering of the Securities hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity (i) to fund or facilitate any activities of or business with any person, or in any country or territory, that, at the time of such funding, is the subject or the target of Sanctions or (ii) in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions;

(gg)	(i) Other than as set forth in the Pricing Disclosure Package and Offering Memorandum, the Company and its subsidiaries and, to the knowledge of the Company, Western and its subsidiaries (x) are, and at all prior times have been, in compliance with any and all applicable federal, state, provincial, local and foreign laws, rules, regulations, codes, ordinances, requirements, decisions, decrees, judgments, binding agreements and orders relating to the protection of human health or safety, the environment, natural resources, or hazardous or toxic substances or wastes, pollutants or contaminants (collectively, “Environmental Laws”); (y) have received and are in compliance with all permits, licenses, certificates, registrations or other authorizations or approvals required of them under applicable Environmental Laws to conduct their respective businesses; and (z) have not received notice of any actual or potential liability under or relating to any Environmental Laws, including for the investigation or remediation of any disposal, emission, spill, migration or release of hazardous or toxic substances or wastes, pollutants or contaminants, and have no knowledge of any event or condition that would reasonably be expected to result in any such notice of liability, and (ii) there are no costs or liabilities associated with Environmental Laws of or relating to the Company or its subsidiaries or, to the knowledge of the Company, Western or its subsidiaries, except in the case of each of (i) and (ii) above, for any such failure to comply, or failure to receive required permits, licenses or approvals, notices or cost or liability, as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;

(hh)	Except as otherwise disclosed in the Pricing Disclosure Package, all material tax returns required to be filed by the Company and each subsidiary and, to the knowledge of the Company, by Western and each of its subsidiaries, have been filed, other than any filings not yet due or being contested in good faith, and all material taxes, including withholding taxes, penalties and interest, assessments, fees and other charges due pursuant to such returns or pursuant to any assessment received by the Company or any subsidiary and, to the knowledge of the Company, by Western or any of its subsidiaries, have been paid, other than those not yet payable or being contested in good faith and for which adequate reserves have been provided to the extent required by GAAP;

(ii)	Other than as set forth in the Pricing Disclosure Package, the Company and its subsidiaries and, to the knowledge of the Company, Western and its subsidiaries, hold in good standing all licenses, franchises, permits, authorizations, approvals and orders and other concessions of and from all governmental authorities that are necessary for the present use, ownership and operation of their respective businesses as described in the Pricing Disclosure Package, and no revocation or limitation of any such permit, license, franchise or approval is pending or, to the knowledge of the Company, threatened and neither the Company nor any subsidiary or, to the knowledge of the Company, Western or any subsidiary, is in default or violation of any such permit, license, franchise or approval (except where the failure to hold in good standing or such revocation, limitation, default or violation is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect); and

(jj)	The Company and each subsidiary and, to the knowledge of the Company, Western and each subsidiary, own or possess, or can acquire on reasonable terms, adequate patents, patent licenses, trademarks, service marks and trade names necessary to carry on their business as presently conducted, except where the failure to have or so acquire does not have a Material Adverse Effect, and neither the Company nor any subsidiary or, to the knowledge of the Company, Western or any subsidiary, has received any notice of infringement of or conflict with asserted rights of others with respect to any patents, patent licenses, trademarks, service marks or trade names that in the aggregate, if the subject of an unfavorable decision, ruling or finding, is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

2.	Subject to the terms and conditions herein set forth, the Company agrees to issue and sell to each of the Purchasers, and each of the Purchasers agrees, severally and not jointly, to purchase from the Company, (i) at a purchase price of 99.00% of the principal amount thereof, plus accrued interest, if any, from December 22, 2016 to the Time of Delivery hereunder, the principal amount of 2023 Notes set forth opposite the name of such Purchaser in Schedule I hereto and (ii) at a purchase price of 99.00% of the principal amount thereof, plus accrued interest, if any, from December 22, 2016 to the Time of Delivery hereunder, the principal amount of 2026 Notes set forth opposite the name of such Purchaser in Schedule I hereto.

3.	Upon the authorization by you of the release of the Securities, the several Purchasers propose to offer the Securities for sale upon the terms and conditions set forth in this Agreement and the Offering Memorandum and each Purchaser, acting severally and not jointly, hereby represents and warrants to, and agrees with the Company and the Guarantors that:

(a)	It will sell the Securities and the Guarantees only to persons who it reasonably believes are “qualified institutional buyers” (“QIBs”) within the meaning of Rule 144A under the Act in transactions meeting the requirements of Rule 144A or (ii) upon the terms and conditions set forth in Annex I to this Agreement;

(b)	It is an Institutional Accredited Investor (within the meaning of Rule 501 under the Act); and

(c)	It has not offered or sold, and will not offer or sell the Securities or Guarantees by any means of general solicitation or general advertising within the meaning of Rule 502(c) under the Act, or with respect to the Securities or Guarantees sold outside the United States to non-U.S. Persons (as defined in Rule 902 under the Act), by any means of “directed selling efforts” within the meaning of Rule 902 under the Act.

4. (a)	The Securities to be purchased by each Purchaser hereunder will be represented by one or more definitive global Securities in book-entry form which will be deposited by or on behalf of the Company with The Depository Trust Company (“DTC”) or its designated custodian. The Company will deliver the Securities to Goldman, Sachs & Co., for the account of each Purchaser, against payment by or on behalf of such Purchaser of the purchase price therefor by wire transfer in Federal (same day) funds, by causing DTC to credit the Securities to the account of Goldman, Sachs & Co. at DTC. The Company will cause the certificates representing the Securities to be made available to Goldman, Sachs & Co. for checking at least twenty-four hours prior to the Time of Delivery (as defined below) at the office of Sullivan & Cromwell LLP, located at 125 Broad Street, New York, New York 10004. The time and date of such delivery and payment shall be 9:30 a.m., New York City time, on December 22, 2016 or such other time and date as Goldman, Sachs & Co. and the Company may agree upon in writing. Such time and date are herein called the “Time of Delivery”.

(b)	The documents to be delivered at the Time of Delivery by or on behalf of the parties hereto pursuant to Section 8 hereof, including the cross-receipt for the Securities and any additional documents requested by the Purchasers pursuant to Section 8(j) hereof, will be delivered at such time and date at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Ave, New York, NY 10019 (the “Closing Location”), and the Securities will be delivered at DTC or its designated custodian, all at the Time of Delivery. A meeting will be held at the Closing Location at 3:00 p.m., New York City time, on the New York Business Day next preceding the Time of Delivery, at which meeting the final drafts of the documents to be delivered pursuant to the preceding sentence will be available for review by the parties hereto. For the purposes of this Section 4, “New York Business Day” shall mean each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York are generally authorized or obligated by law or executive order to close.

5.	The Company and each of the Guarantors agree with each of the Purchasers:

(a)	To prepare the Offering Memorandum in a form approved by you; to make no amendment or any supplement to the Offering Memorandum which shall be disapproved by you promptly after reasonable notice thereof; and to furnish you with a reasonable number of copies thereof;

(b)	Promptly from time to time to take such action as you may reasonably request to qualify the Securities for offering and sale under the securities laws of such jurisdictions as you may request and to comply with such laws so as to permit the continuance of sales and dealings therein in such jurisdictions for as long as may be necessary to complete the distribution of the Securities, provided that in connection therewith neither the Company nor the Guarantors shall be required to qualify as a foreign corporation or to file a general consent to service of process in any jurisdiction;

(c)	To furnish the Purchasers with written and electronic copies of the Offering Memorandum and any amendment or supplement thereto in such quantities as you may from time to time reasonably request, and if, at any time prior to the expiration of nine months after the date of the Offering Memorandum, any event shall have occurred as a result of which the Offering Memorandum as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made when such Offering Memorandum is delivered, not misleading, or, if for any other reason it shall be necessary or desirable during such same period to amend or supplement the Offering Memorandum, to notify you and upon your request to prepare and furnish without charge to each Purchaser and to any dealer in securities as many written and electronic copies as you may from time to time reasonably request of an amended Offering Memorandum or a supplement to the Offering Memorandum which will correct such statement or omission or effect such compliance;

(d)

During the period beginning from the date hereof and continuing until the earlier of (i) completion of the Closing Date and (ii) 90 days following the closing of the offering of Securities contemplated hereby, without the prior written consent of Goldman, Sachs & Co., not to offer, issue, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, or file with the Commission a registration statement under the Act relating to any securities of the Company that are substantially similar to the Securities (other than (x) the refinancing of the Company’s $450 million aggregate principal amount of 4.250% senior notes due 2017 or (y) the issuance of Exchange Securities pursuant to, or the filing of a registration statement pursuant to, the Registration Rights Agreement);

(e)	Not to be or become, at any time prior to the expiration of two years after the Time of Delivery, an open-end investment company, unit investment trust, closed-end investment company or face-amount certificate company that is or is required to be registered under Section 8 of the Investment Company Act;

(f)	At any time when the Company is not subject to Section 13 or 15(d) of the Exchange Act, for the benefit of holders from time to time of Securities, to furnish at its expense, upon request, to holders of Securities and prospective purchasers of Securities information (the “Additional Issuer Information”) satisfying the requirements of subsection (d)(4)(i) of Rule 144A under the Act;

(g)	Except for such documents that are publicly available on EDGAR, to furnish to the holders of the Securities as soon as practicable after the end of each fiscal year, for a period of two years after the Time of Delivery, an annual report (including a balance sheet and statements of income, stockholders’ equity and cash flows of the Company and its consolidated subsidiaries certified by independent public accountants) and, as soon as practicable after the end of each of the first three quarters of each fiscal year (beginning with the fiscal quarter ending after the date of the Offering Memorandum), to make available to its stockholders consolidated summary financial information of the Company and its subsidiaries for such quarter in reasonable detail;

(h)	During the period of one year after the Time of Delivery, the Company will not, and will not permit any of its “affiliates” (as defined in Rule 144 under the Act) to, resell any of the Securities which constitute “restricted securities” under Rule 144 that have been reacquired by any of them (other than pursuant to a registration statement that has been declared effective under the Act); and

(i)	To use the net proceeds received by the Company from the sale of the Securities pursuant to this Agreement in the manner specified in the Pricing Memorandum under the caption “Use of Proceeds”.

(j)	No later than 15 calendar days after the Closing Date, to cause Western and each Western Guarantor to execute and deliver a joinder to the Registration Rights Agreement in the form attached thereto.

6.	(a) (i) The Company and each of the Guarantors represents and agrees that, without the prior consent of Goldman, Sachs & Co., it and its affiliates and any other person acting on its or their behalf (other than the Purchasers or any person acting on their behalf, as to which no representation or agreement is given) (x) have not made and will not make any offer relating to the Securities that, if the offering of the Securities contemplated by this Agreement were conducted as a public offering pursuant to a registration statement filed under the Act with the Commission, would constitute an “issuer free writing prospectus,” as defined in Rule 433 under the Act (any such offer is hereinafter referred to as a “Company Supplemental Disclosure Document”) and (y) have not solicited and will not solicit offers for, and have not offered or sold and will not offer or sell, the Securities by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D other than any such solicitation listed on Schedule II(d) (each such solicitation, a “Permitted General Solicitation”; each written general solicitation document listed on Schedule II(d), a “Permitted General Solicitation Material”);

(ii) each Purchaser, severally and not jointly, represents and agrees that, without the prior consent of the Company and Goldman, Sachs & Co., other than one or more term sheets relating to the Securities containing customary information and conveyed to purchasers of securities or any Permitted General Solicitation Material, it has not made and will not make any offer relating to the Securities that, if the offering of the Securities contemplated by this Agreement were conducted as a public offering pursuant to a registration statement filed under the Act with the Commission, would constitute a “free writing prospectus,” as defined in Rule 405 under the Act (any such offer (other than any such term sheets and any Permitted General Solicitation Material), is hereinafter referred to as a “Purchaser Supplemental Disclosure Document”); and

(iii) any Company Supplemental Disclosure Document, Purchaser Supplemental Disclosure Document or Permitted General Solicitation Material, the use of which has been consented to by the Company and Goldman, Sachs & Co., is listed as applicable on Schedule II(b), Schedule II(c) or Schedule II(d) hereto, respectively;

7.	The Company and each of the Guarantors, jointly and severally, covenants and agrees with the several Purchasers that the Company and the Guarantors will pay or cause to be paid the following: (i) the fees, disbursements and expenses of the Company’s and the Guarantors’ counsel and accountants in connection with the issue of the Securities and all other expenses in connection with the preparation, printing, reproduction and filing of the Preliminary Offering Memorandum and the Offering Memorandum and any amendments and supplements thereto and the mailing and delivering of copies thereof to the Purchasers and dealers; (ii) the cost of printing or producing any Agreement among Purchasers, this Agreement, the Indenture, the Registration Rights Agreement, the Securities, the Blue Sky Memorandum, closing documents (including any compilations thereof), Permitted General Solicitation Materials and any other documents in connection with the offering, purchase, sale and delivery of the Securities; (iii) all expenses in connection with the qualification of the Securities for offering and sale under state securities laws as provided in Section 5(b) hereof, including the fees and disbursements of counsel for the Purchasers in connection with such qualification and in connection with the Blue Sky and legal investment surveys; (iv) any fees charged by securities rating services for rating the Securities; (v) the cost of preparing the Securities; (vi) the fees and expenses of the Trustee and any agent of the Trustee and the fees and disbursements of counsel for the Trustee in connection with the Indenture and the Securities; (vii) all costs and expenses incurred in connection with any “road show” presentation to potential purchasers of the Securities; and (ix) all other costs and expenses incident to the performance of its obligations hereunder which are not otherwise specifically provided for in this Section. It is understood, however, that, except as provided in this Section, and Sections 9 and 12 hereof, the Purchasers will pay all of their own costs and expenses, including the fees of their counsel, transfer taxes on resale of any of the Securities by them, and any advertising expenses connected with any offers they may make.

8.	The obligations of the Purchasers hereunder shall be subject, in their discretion, to the condition that all representations and warranties and other statements of the Company and the Guarantors herein are, at and as of the Time of Delivery, true and correct, the condition that the Company and each of the Guarantors shall have performed all of its obligations hereunder theretofore to be performed, and the following additional conditions:

(a)	Cravath, Swaine & Moore LLP, counsel for the Purchasers, shall have furnished to you such written opinion or opinions and letter, dated the Time of Delivery, in form and substance satisfactory to you, with respect to this Agreement, the Securities, the Offering Memorandum and such other related matters as you may reasonably request, and such counsel shall have received such papers and information as such counsel may reasonably request to enable them to pass upon such matters;

(b)	Sullivan & Cromwell LLP, counsel for the Company and the Guarantors, shall have furnished to you their written opinion, dated the Time of Delivery, in form and substance satisfactory to you, with respect to this Agreement, the Securities, the Offering Memorandum and such other related matters as you may reasonably request;

(c)	Kim K. W. Rucker, General Counsel of the Company, shall have furnished to you her written opinion, dated the Time of Delivery, in form and substance satisfactory to you, with respect to this Agreement, the Securities, the Offering Memorandum and such other related matters as you may reasonably request;

(d)	On the date of the Offering Memorandum concurrently with the execution of this Agreement and also at the Time of Delivery, Ernst & Young LLP, as the independent auditors of the Company, shall have furnished to you a letter or letters, dated the respective dates of delivery thereof, in form and substance satisfactory to you;

(e)	On the date of the Offering Memorandum concurrently with the execution of this Agreement and also at the Time of Delivery, Deloitte & Touche LLP, as the independent auditors of Western, shall have furnished to you a letter or letters, dated the respective dates of delivery thereof, in form and substance satisfactory to you;

(f)	(i) Neither the Company, Western nor any of their subsidiaries shall have sustained since the date of the latest audited financial statements included in the Pricing Memorandum any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Pricing Memorandum, and (ii) since the respective dates as of which information is given in the Pricing Memorandum there shall not have been any change in the capital stock or long-term debt of the Company, Western or any of their subsidiaries or any change, or any development involving a prospective change, in or affecting the general affairs, management, financial position, stockholders’ equity or results of operations of the Company and its subsidiaries and Western and its subsidiaries, otherwise than as set forth or contemplated in the Pricing Memorandum, the effect of which, in any such case described in clause (i) or (ii), is in your judgment so material and adverse as to make it impracticable or inadvisable to proceed with the offering or the delivery of the Securities on the terms and in the manner contemplated in this Agreement and in each of the Pricing Disclosure Package and the Offering Memorandum;

(g)	On or after the Applicable Time (i) no downgrading shall have occurred in the rating accorded the Company’s debt securities by any “nationally recognized statistical rating organization”, as that term is defined by the Commission for purposes of Rule 436(g)(2) under the Act, and (ii) no such organization shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of any of the Company’s debt securities;

(h)	On or after the Applicable Time there shall not have occurred any of the following: (i) a suspension or material limitation in trading in securities generally on the New York Stock Exchange; (ii) a suspension or material limitation in trading in the Company’s securities on the New York Stock Exchange; (ii) a general moratorium on commercial banking activities declared by either Federal or New York State authorities or a material disruption in commercial banking or securities settlement or clearance services in the United States; (iv) the outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war or (v) the occurrence of any other calamity or crisis or any change in financial, political or economic conditions in the United States or elsewhere, if the effect of any such event specified in clause (iv) or (v) in your judgment makes it impracticable or inadvisable to proceed with the offering or the delivery of the Securities on the terms and in the manner contemplated in the Pricing Disclosure Package and the Offering Memorandum;

(i)	The Purchasers shall have received a counterpart of the Registration Rights Agreement that shall have been executed and delivered by duly authorized officers of the Company and each of the Guarantors;

(j)	The Purchasers shall have received an executed copy of the Indenture;

(k)	The Securities shall be eligible for clearance and settlement through the facilities of DTC;

(l)	The Company and the Guarantors shall have furnished or caused to be furnished to you at the Time of Delivery certificates of officers of the Company and the Guarantors satisfactory to you as to the accuracy of the representations and warranties of the Company herein at and as of such Time of Delivery, as to the performance by the Company and the Guarantors of all of its obligations hereunder to be performed at or prior to such Time of Delivery, as to the matters set forth in subsection (d), (e) and (f) of this Section and as to such other matters as you may reasonably request.

(m)	The Credit Agreement Amendment shall have become effective in accordance with its terms.

9. (a)

The Company and each of the Guarantors, jointly and severally, will indemnify and hold harmless each Purchaser against any losses, claims, damages or liabilities, joint or several, to which such Purchaser may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any Preliminary Offering Memorandum, the Pricing Memorandum, the Pricing Disclosure Package, the Offering Memorandum, or any amendment or supplement thereto, any Company Supplemental Disclosure Document, any Permitted General Solicitation Material or arise out of or are based upon the omission or alleged omission to state therein a material fact necessary to make the statements therein in the light of the circumstances under which they were made not misleading, and will reimburse each Purchaser for any legal or other expenses reasonably incurred by such Purchaser in connection with investigating or defending any such action or claim as such expenses are incurred; provided, however, that the Company and the Guarantors shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any Preliminary Offering

Memorandum, the Pricing Memorandum, the Pricing Disclosure Package, the Offering Memorandum or any such amendment or supplement, any Company Supplemental Disclosure Document or any Permitted General Solicitation Material, in reliance upon and in conformity with written information furnished to the Company by any Purchaser through Goldman, Sachs & Co. expressly for use therein.

(b)	Each Purchaser, severally and not jointly, will indemnify and hold harmless the Company and each Guarantor against any losses, claims, damages or liabilities to which the Company and the Guarantors may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any Preliminary Offering Memorandum, the Pricing Memorandum, the Pricing Disclosure Package, the Offering Memorandum, or any amendment or supplement thereto, or any Company Supplemental Disclosure Document, any Permitted General Solicitation Material or arise out of or are based upon the omission or alleged omission to state therein a material fact or necessary to make the statements therein in the light of the circumstances under which they were made not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in any Preliminary Offering Memorandum, the Pricing Memorandum, the Pricing Disclosure Package, the Offering Memorandum or any such amendment or supplement, any Company Supplemental Disclosure Document or any Permitted General Solicitation Material, in reliance upon and in conformity with written information furnished to the Company by such Purchaser through Goldman, Sachs & Co. expressly for use therein; and each Purchaser will reimburse the Company and the Guarantors for any legal or other expenses reasonably incurred by the Company and the Guarantors in connection with investigating or defending any such action or claim as such expenses are incurred.

(c)	Promptly after receipt by an indemnified party under subsection (a) or (b) above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under such subsection. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such subsection for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall, without the written consent of the indemnified party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the indemnified party from all liability arising out of such action or claim and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act, by or on behalf of any indemnified party.

(d)	If the indemnification provided for in this Section 9 is unavailable to or insufficient to hold harmless an indemnified party under subsection (a) or (b) above in respect of any losses, claims, damages or liabilities (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Guarantors on the one hand and the Purchasers on the other from the offering of the Securities. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law or if the indemnified party failed to give the notice required under subsection (c) above, then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company and the Guarantors on the one hand and the Purchasers on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative benefits received by the Company and the Guarantors on the one hand and the Purchasers on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company bear to the total underwriting discounts and commissions received by the Purchasers, in each case as set forth in the Offering Memorandum. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company and the Guarantors on the one hand or the Purchasers on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company, the Guarantors and the Purchasers agree that it would not be just and equitable if contribution pursuant to this subsection (d) were determined by pro rata allocation (even if the Purchasers were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this subsection (d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this subsection (d), no Purchaser shall be required to contribute any amount in excess of the amount by which the total price at which the Securities underwritten by it and distributed to investors were offered to investors exceeds the amount of any damages which such Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. The Purchasers’ obligations in this subsection (d) to contribute are several in proportion to their respective purchase obligations and not joint.

(e)

The obligations of the Company and the Guarantors under this Section 9 shall be in addition to any liability which the Company and the Guarantors may otherwise have and shall extend, upon the same terms and conditions, to any director, officer, agent, employee and affiliate of each Purchaser and each person, if any, who controls any Purchaser within the meaning of the Act or the Exchange Act; and the obligations of the Purchasers under this Section 9 shall be in addition to any liability which the respective Purchasers may otherwise have and shall extend, upon the same terms and conditions, to each officer and director of the Company and each of the Guarantors and to each person, if any, who controls the Company within the meaning of the Act.

10. (a)	If any Purchaser shall default in its obligation to purchase the Securities which it has agreed to purchase hereunder, you may in your discretion arrange for you or another party or other parties to purchase such Securities on the terms contained herein. If within thirty-six hours after such default by any Purchaser you do not arrange for the purchase of such Securities, then the Company shall be entitled to a further period of thirty-six hours within which to procure another party or other parties satisfactory to you to purchase such Securities on such terms. In the event that, within the respective prescribed periods, you notify the Company that you have so arranged for the purchase of such Securities, or the Company notifies you that it has so arranged for the purchase of such Securities, you or the Company shall have the right to postpone the Time of Delivery for a period of not more than seven days, in order to effect whatever changes may thereby be made necessary in the Offering Memorandum, or in any other documents or arrangements, and the Company agrees to prepare promptly any amendments or supplements to the Offering Memorandum which in your opinion may thereby be made necessary. The term “Purchaser” as used in this Agreement shall include any person substituted under this Section with like effect as if such person had originally been a party to this Agreement with respect to such Securities.

(b)	If, after giving effect to any arrangements for the purchase of the Securities of a defaulting Purchaser or Purchasers by you and the Company as provided in subsection (a) above, the aggregate principal amount of such Securities which remains unpurchased does not exceed one-eleventh of the aggregate principal amount of all the Securities, then the Company shall have the right to require each non-defaulting Purchaser to purchase the principal amount of Securities which such Purchaser agreed to purchase hereunder and, in addition, to require each non-defaulting Purchaser to purchase its pro rata share (based on the principal amount of Securities which such Purchaser agreed to purchase hereunder) of the Securities of such defaulting Purchaser or Purchasers for which such arrangements have not been made; but nothing herein shall relieve a defaulting Purchaser from liability for its default.

If, after giving effect to any arrangements for the purchase of the Securities of a defaulting Purchaser or Purchasers by you and the Company as provided in subsection (a) above, the aggregate principal amount of Securities which remains unpurchased exceeds one-eleventh of the aggregate principal amount of all the Securities, or if the Company shall not exercise the right described in subsection (b) above to require non-defaulting Purchasers to purchase Securities of a defaulting Purchaser or Purchasers, then this Agreement shall thereupon terminate, without liability on the part of any non-defaulting Purchaser or the Company, except for the expenses to be borne by the Company and the Purchasers as provided in Section 6 hereof and the indemnity and contribution agreements in Section 9 hereof; but nothing herein shall relieve a defaulting Purchaser from liability for its default.

11.	The respective indemnities, agreements, representations, warranties and other statements of the Company, the Guarantors and the several Purchasers, as set forth in this Agreement or made by or on behalf of them, respectively, pursuant to this Agreement, shall remain in full force and effect, regardless of any investigation (or any statement as to the results thereof) made by or on behalf of any Purchaser or any controlling person of any Purchaser, or the Company, any Guarantor, or any officer or director or controlling person of the Company or a Guarantor, and shall survive delivery of and payment for the Securities.

12.	If this Agreement shall be terminated pursuant to Section 10 hereof, the Company and the Guarantors shall not then be under any liability to any Purchaser except as provided in Sections 7 and 9 hereof; but, if for any other reason, the Securities are not delivered by or on behalf of the Company as provided herein, the Company and the Guarantors will reimburse the Purchasers through you for all expenses approved in writing by you, including fees and disbursements of counsel, reasonably incurred by the Purchasers in making preparations for the purchase, sale and delivery of the Securities, but the Company and the Guarantors shall then be under no further liability to any Purchaser except as provided in Sections 7 and 9 hereof, which Sections shall survive any other termination of this Agreement.

13.	In all dealings hereunder, you shall act on behalf of each of the Purchasers, and the parties hereto shall be entitled to act and rely upon any statement, request, notice or agreement on behalf of any Purchaser made or given by you as Representative for the Purchasers.

All statements, requests, notices and agreements hereunder shall be in writing, and if to the Purchasers shall be delivered or sent by mail or facsimile transmission to Goldman, Sachs & Co. as the Representative for the Purchasers at 200 West Street, New York, New York 10282-2198, Attention: Registration Department; and if to the Company shall be delivered or sent by mail or facsimile transmission to the address of the Company set forth in the Offering Memorandum, Attention: Secretary; provided, however, that any notice to a Purchaser pursuant to Section 9 hereof shall be delivered or sent by mail or facsimile transmission to such Purchaser at its address set forth in its Purchasers’ Questionnaire, which address will be supplied to the Company by you upon request. Any such statements, requests, notices or agreements shall take effect upon receipt thereof.

In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Purchasers are required to obtain, verify and record information that identifies their respective clients, including the Company and the Guarantors, which information may include the name and address of their respective clients, as well as other information that will allow the Purchasers to properly identify their respective clients.

14.	This Agreement shall be binding upon, and inure solely to the benefit of, the Purchasers, the Company, the Guarantors and, to the extent provided in Sections 9 and 11 hereof, the officers and directors of the Company, the Guarantors and each person who controls the Company or any Purchaser, and their respective heirs, executors, administrators, successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. No purchaser of any of the Securities from any Purchaser shall be deemed a successor or assign by reason merely of such purchase.

15.	Time shall be of the essence of this Agreement.

16.

The Company and each of the Guarantors acknowledges and agrees that (i) the purchase and sale of the Securities pursuant to this Agreement is an arm’s-length commercial transaction between the Company and the Guarantors, on the one hand, and the several Purchasers, on the other, (ii) in connection therewith and with the process leading to such transaction each Purchaser is acting solely as a principal and not the agent or fiduciary of the Company or any Guarantor, (iii) no Purchaser has assumed an advisory or fiduciary responsibility in favor of the Company or any Guarantor with respect to the offering contemplated hereby or the process leading thereto (irrespective of whether such Purchaser has advised or is currently advising the Company or any Guarantor on other matters) or any other obligation to the Company or any Guarantor except the obligations expressly set forth in this Agreement and (iv) the Company and each of the Guarantors has consulted its own legal and financial advisors to the extent it deemed appropriate. The

Company and each of the Guarantors agrees that it will not claim that the Purchaser, or any of them, has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Company or any Guarantor, in connection with such transaction or the process leading thereto.

17.	This Agreement supersedes all prior agreements and understandings (whether written or oral) between or among the Company, the Guarantors and the Purchasers, or any of them, with respect to the subject matter hereof; provided, however, that the Amended and Restated Engagement Letter dated November 29, 2016, among the Company and Goldman, Sachs & Co., J.P. Morgan Securities LLC, Mizuho Bank, Ltd., MUFG Securities Americas Inc., Wells Fargo Securities, LLC, SunTrust Robinson Humphrey, Inc. and UBS Securities LLC (the “Engagement Letter”), shall remain in full force and effect to the extent the Time of Delivery does not occur.

18.	THIS AGREEMENT AND ANY MATTERS RELATED TO THIS TRANSACTION SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAWS OF THE STATE OF NEW YORK. Each party hereto agrees that any suit or proceeding arising in respect of this agreement or our engagement will be tried exclusively in the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court located in The City and County of New York and the Company agrees to submit to the jurisdiction of, and to venue in, such courts.

19.	The Company, each Guarantor and each of the Purchasers hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

20.	This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such respective counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile transmission or electronic transmission (in pdf format) will be effective as delivery of a manually excerpted counterpart thereof.

21.

Notwithstanding anything herein to the contrary, the Company and the Guarantors (and the Company’s and each Guarantor’s employees, representatives, and other agents) are authorized to disclose to any and all persons, the tax treatment and tax structure of the potential transaction and all materials of any kind (including tax opinions and other tax analyses) provided to the Company or any Guarantor relating to that treatment and structure, without the Purchasers’ imposing any limitation of any kind. However, any information relating to the tax treatment and tax structure shall remain confidential (and the foregoing sentence shall not apply) to the extent necessary to enable any person to comply with securities laws. For this purpose, “tax treatment” means US federal and state income tax treatment, and “tax structure” is limited to any facts that may be relevant to that treatment.

If the foregoing is in accordance with your understanding, please sign and return to us one for the Company and the Representative plus one for each counsel counterparts hereof, and upon the acceptance hereof by you, on behalf of each of the Purchasers, this letter and such acceptance hereof shall constitute a binding agreement among each of the Purchasers, the Company and the Guarantors. It is understood that your acceptance of this letter on behalf of each of the Purchasers is pursuant to the authority set forth in a form of Agreement among Purchasers, the form of which shall be submitted to the Company for examination upon request, but without warranty on your part as to the authority of the signers thereof.

Very truly yours,

TESORO CORPORATION

By:	/s/ Stephan E. Tompsett
Name:	Stephan E. Tompsett
Title:	Vice President and Treasurer

CARSON COGENERATION COMPANY
DAKOTA PRAIRIE REFINING, LLC
GOLD STAR MARITIME COMPANY
REDLAND VISION, LLC
TESORO ALASKA COMPANY LLC
TESORO AVIATION COMPANY
TESORO COMPANIES, INC.
TESORO ENVIRONMENTAL RESOURCES COMPANY
TESORO FAR EAST MARITIME COMPANY
TESORO INSURANCE HOLDING COMPANY
TESORO MARITIME COMPANY
TESORO NORTHSTORE COMPANY
TESORO REFINING & MARKETING COMPANY LLC
TESORO RENEWABLES COMPANY LLC
TESORO SIERRA PROPERTIES, LLC
TESORO SOCAL COGEN COMPANY LLC
TESORO SOUTH COAST COMPANY, LLC
TESORO TRADING COMPANY
TESORO WASATCH, LLC
TESORO WEST COAST COMPANY, LLC
TRANS-FORELAND PIPELINE COMPANY LLC
UINTA EXPRESS PIPELINE COMPANY LLC

By:	/s/ Stephan E. Tompsett
Name:	Stephan E. Tompsett
Title:	Vice President and Treasurer

2

VIRENT, INC.
VIRENT RENEWABLES LLC
VIRENT RENEWABLES HOLDING COMPANY LLC

By:	/s/ Kim K.W. Rucker
Name:	Kim K.W. Rucker
Title:	Executive Vice President and General Counsel

3

2GO TESORO COMPANY
TREASURE FRANCHISE COMPANY LLC

By:	/s/ Derek L. Whittington
Name:	Derek L. Whittington
Title:	Treasurer

4

Accepted as of the date hereof:

Goldman, Sachs & Co.

By:	/s/ Ariel Fox
Name:	Ariel Fox
Title:	Vice President

5

SCHEDULE I

	Principal	Principal
	Amount of	Amount of
	2023 Notes	2026 Notes
	to be	to be
Purchaser	Purchased	Purchased
Goldman, Sachs & Co.	$255,000,000	$225,000,000
J.P. Morgan Securities LLC	$127,500,000	$112,500,000
Mizuho Securities USA Inc.	$127,500,000	$112,500,000
MUFG Securities Americas Inc.	$127,500,000	$112,500,000
Wells Fargo Securities, LLC	$127,500,000	$112,500,000
SunTrust Robinson Humphrey, Inc.	$42,500,000	$37,500,000
UBS Securities LLC	$42,500,000	$37,500,000

Total	$850,000,000	$750,000,000

SCHEDULE II

(a)	Additional Documents Incorporated by Reference: None.

(b)	Company Supplemental Disclosure Documents:

Electronic Roadshow Presentation, dated December 15, 2016

Pricing Term Sheet, dated December 15, 2016

(c)	Purchaser Supplemental Disclosure Documents: None

(d)	Permitted General Solicitation Materials:

Press release of the Company dated December 15, 2016, relating to the announcement of the offering of the Securities.

Press release of the Company dated December 15, 2016, relating to the pricing of the offering of the Securities.

SCHEDULE III

Strictly Confidential

Pricing Term Sheet

To Preliminary Offering Memorandum dated December 15, 2016

Date: December 15, 2016

Tesoro Corporation

Issuer: Guarantors as of the Issue Date:

Tesoro Corporation

2GO Tesoro Company

Carson Cogeneration Company

Dakota Prairie Refining, LLC

Gold Star Maritime Company

Redland Vision, LLC

Tesoro Alaska Company LLC

Tesoro Aviation Company

Tesoro Companies, Inc.

Tesoro Environmental Resources Company

Tesoro Far East Maritime Company

Tesoro Insurance Holding Company

Tesoro Maritime Company

Tesoro Northstore Company

Tesoro Refining & Marketing Company LLC

Tesoro Renewables Company LLC

Tesoro Sierra Properties, LLC

Tesoro Socal Cogen Company LLC

Tesoro South Coast Company, LLC

Tesoro Trading Company

Tesoro Wasatch, LLC

Tesoro West Coast Company, LLC

Guarantors as of the Issue Date:	Trans-Foreland Pipeline Company LLC Treasure Franchise Company LLC Uinta Express Pipeline Company LLC Virent, Inc. Virent Renewables LLC Virent Renewables Holding Company LLC
Expected Guarantors following closing of Merger:	Western Refining, Inc. and the subsidiaries listed in Annex A

Title of Securities:	4.750% Senior Notes due 2023 (the “2023 Notes”) 5.125% Senior Notes due 2026 (the “2026 Notes”)

Placement:	144A/Reg S with registration rights as set forth in the Preliminary Offering Memorandum (as defined below)

Principal Amount:	2023 Notes: $850,000,000 2026 Notes: $750,000,000

Gross Proceeds:	$1,600,000,000

Issue Price:	100%, plus accrued and unpaid interest, if any, from December 22, 2016

Maturity:	2023 Notes: December 15, 2023 2026 Notes: December 15, 2026

Coupon:	2023 Notes: 4.750% 2026 Notes: 5.125%

Spread to Treasury:	2023 Notes: + 235 bps 2026 Notes: + 253 bps

Reference Treasury:	2023 Notes: 2.125% UST due November 30, 2016 2026 Notes: 2.000% UST due November 30, 2016

Yield to Worst:	2023 Notes: 4.750% 2026 Notes: 5.125%

Special Mandatory Redemption:

2023 Notes: 101% of the principal amount of the notes, plus accrued and unpaid interest to, but not including, the redemption date, in the event that the merger with Western Refining does not close on or prior to November 30, 2017, or the related merger agreement is terminated prior to such date.

2026 Notes: 101% of the principal amount of the notes, plus accrued and unpaid interest to, but not including, the redemption date, in the event that the merger with Western Refining does not close on or prior to November 30, 2017, or the related merger agreement is terminated prior to such date.

Optional Redemption and Changes to the Preliminary Offering Memorandum:

The Preliminary Offering Memorandum (as defined below) is hereby revised as follows. The information under the heading “Description of the Notes—Optional Redemption” (other than the information under “—Selection and Notice”) is deleted and replaced in its entirety with the following:

Except as otherwise described below, the notes of each series will be redeemable in whole at any time or in part from time to time, at our option, prior to their maturity date, in the case of the 2023 notes, prior to October 15, 2023 (two months prior to their maturity date), and in the case of the 2026 notes, prior to September 15, 2026 (three months prior to their maturity date), at a redemption price equal to the greater of:

•    100% of the principal amount of the notes of that series to be redeemed; or

•    the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the then-current Treasury Rate plus 50 basis point for the notes.

In each case, Tesoro will also pay accrued and unpaid interest on the principal amount being redeemed to, but not including, the date of redemption.

If the 2023 notes are redeemed on or after October 15, 2023 (two months prior to their maturity date), Tesoro will pay a redemption price equal to 100% of the principal amount of the notes redeemed and if the 2026 notes are redeemed on or after September 15, 2026 (three months prior to their maturity date), Tesoro will pay a redemption price equal to 100% of the principal amount of the notes redeemed.

In each case, Tesoro will also pay accrued and unpaid interest on the principal amount being redeemed to, but not including, the date of redemption.

For purposes of the foregoing discussion of optional redemption, the following definitions are applicable:

“Business Day” means any Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term, which is referred to as the “Remaining Life,” of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

The terms “Reference Treasury Dealer” and “Reference Treasury Dealer Quotations” have the meaning given to them in the Preliminary Offering Memorandum.

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to: (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15 (519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue; provided that, if no maturity is within three months before or after the Remaining Life of the notes to be redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from those yields on a straight-line basis, rounding to the nearest month; or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third Business Day preceding the redemption date.

The information under the heading “Description of the Notes—Certain Definition” is amended to add the definitions above and remove the following definitions: “Comparable Treasury Issue,” “Comparable Treasury Price,” “Adjusted Treasury Rate,” and “Applicable Premium”.

All references to interest in the foregoing shall include Additional Interest.

Tesoro and its subsidiaries and affiliates may at any time and from time to time purchase notes in the open market.

The description of Optional Redemption on the cover page of the Preliminary Offering Memorandum, under the heading “Summary” and elsewhere in the Preliminary Offering Memorandum is hereby revised to reflect the foregoing.

Trade Date:	December 15, 2016

Settlement Date:	December 22, 2016 (T + 5)

Interest Record Dates:	2023 Notes: December 1 and June 1 2026 Notes: December 1 and June 1

Interest Payment Dates:	2023 Notes: December 15 and June 15, beginning June 15, 2017 2026 Notes: December 15 and June 15, beginning June 15, 2017

2023 Bond Identifiers:	144A	Reg S
	CUSIP: 881609 BB6	CUSIP: U88149 AK2
	ISIN: US881609BB61	ISIN: USU88149AK22

2026 Bond Identifiers:	144A	Reg S
	CUSIP: 881609 BC4	CUSIP: U88149 AL0
	ISIN: US881609BC45	ISIN: USU88149AL05

Book-Running Managers:	Goldman, Sachs & Co. J.P. Morgan Securities LLC Mizuho Securities USA Inc. MUFG Securities Americas Inc. Wells Fargo Securities, LLC SunTrust Robinson Humphrey, Inc. UBS Securities LLC

This communication is intended for the sole use of the person to whom it is provided by the sender.

The securities described herein have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and may only be sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act and outside the United States to non-U.S. persons in offshore transactions in compliance with Regulation S under the Securities Act.

This term sheet is dated December 15, 2016. The information in this term sheet supplements the preliminary offering memorandum of Tesoro Corporation, dated December 15, 2016, (the “Preliminary Offering Memorandum”), and supersedes the information in the Preliminary Offering Memorandum to the extent inconsistent with the information in the Preliminary Offering Memorandum. This term sheet is otherwise qualified in its entirety by reference to the Preliminary Offering Memorandum. Capitalized terms used in this term sheet but not defined herein shall have the meaning given to such term in the Preliminary Offering Memorandum.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

This communication does not constitute an offer to sell or solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

The Issuer expects that delivery of the Securities will be made against payment therefor on December 22, 2016, which will be five business days following the date hereof (this settlement cycle being referred to as “T + 5”). Under Rule 15c6-1 of the Commission promulgated under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Securities on the date hereof or the next business day will be required, by virtue of the fact that the Securities initially will settle in T + 5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Securities who wish to trade the Securities on the date hereof or the next business day should consult their own advisor.

Annex A

ASCARATE GROUP LLC

CINIZA PRODUCTION COMPANY

DIAL OIL CO., LLC

EMPIRE OIL CO.

GIANT FOUR CORNERS, LLC

GIANT INDUSTRIES, INC.

GIANT STOP-N-GO OF NEW MEXICO, LLC

MINNESOTA PIPE LINE COMPANY, LLC

MPL INVESTMENTS, INC.

NAVAJO CONVENIENT STORES CO., LLC

NORTHERN TIER BAKERY LLC

NORTHERN TIER ENERGY GP LLC

NORTHERN TIER ENERGY LLC

NORTHERN TIER ENERGY LP

NORTHERN TIER FINANCE CORPORATION

NORTHERN TIER OIL TRANSPORT LLC

NORTHERN TIER RETAIL HOLDINGS LLC

NORTHERN TIER RETAIL LLC

NT INTERHOLDCO LLC

SAN JUAN REFINING COMPANY, LLC

ST. PAUL PARK REFINING CO. LLC

SUPERAMERICA FRANCHISING LLC

WESTERN ACQUISITION HOLDINGS, LLC

WESTERN REFINING COMPANY, L.P.

WESTERN REFINING GP, LLC

WESTERN REFINING LP, LLC

WESTERN REFINING RETAIL, LLC

WESTERN REFINING SOUTHWEST, INC.

WESTERN REFINING TEXAS RETAIL SERVICES, LLC

WESTERN REFINING TRS I, LLC

WESTERN REFINING TRS II, LLC

WESTERN REFINING YORKTOWN HOLDING COMPANY

WESTERN REFINING YORKTOWN, INC.

WINGATE-GALLUP PIPELINE, LLC

YORK RIVER FUELS, LLC

SCHEDULE IV(A)

COMPANY NOTE PARTIES

2GO TESORO COMPANY

CARSON COGENERATION COMPANY

DAKOTA PRAIRIE REFINING, LLC

GOLD STAR MARITIME COMPANY

REDLAND VISION, LLC

TESORO ALASKA COMPANY LLC

TESORO AVIATION COMPANY

TESORO COMPANIES, INC.

TESORO ENVIRONMENTAL RESOURCES COMPANY

TESORO FAR EAST MARITIME COMPANY

TESORO INSURANCE HOLDING COMPANY

TESORO MARITIME COMPANY

TESORO NORTHSTORE COMPANY

TESORO REFINING & MARKETING COMPANY LLC

TESORO RENEWABLES COMPANY LLC

TESORO SIERRA PROPERTIES, LLC

TESORO SOCAL COGEN COMPANY LLC

TESORO SOUTH COAST COMPANY, LLC

TESORO TRADING COMPANY

TESORO WASATCH, LLC

TESORO WEST COAST COMPANY, LLC

TRANS-FORELAND PIPELINE COMPANY LLC

TREASURE FRANCHISE COMPANY LLC

UINTA EXPRESS PIPELINE COMPANY LLC

VIRENT, INC.

VIRENT RENEWABLES LLC

VIRENT RENEWABLES HOLDING COMPANY LLC

SCHEDULE IV(B)

WESTERN NOTE PARTIES

ASCARATE GROUP LLC

CINIZA PRODUCTION COMPANY

DIAL OIL CO., LLC

EMPIRE OIL CO.

GIANT FOUR CORNERS, LLC

GIANT INDUSTRIES, INC.

GIANT STOP-N-GO OF NEW MEXICO, LLC

MINNESOTA PIPE LINE COMPANY, LLC

MPL INVESTMENTS, INC.

NAVAJO CONVENIENT STORES CO., LLC

NORTHERN TIER BAKERY LLC

NORTHERN TIER ENERGY GP LLC

NORTHERN TIER ENERGY LLC

NORTHERN TIER ENERGY LP

NORTHERN TIER FINANCE CORPORATION

NORTHERN TIER OIL TRANSPORT LLC

NORTHERN TIER RETAIL HOLDINGS LLC

NORTHERN TIER RETAIL LLC

NT INTERHOLDCO LLC

SAN JUAN REFINING COMPANY, LLC

ST. PAUL PARK REFINING CO. LLC

SUPERAMERICA FRANCHISING LLC

WESTERN ACQUISITION HOLDINGS, LLC

WESTERN REFINING COMPANY, L.P.

WESTERN REFINING GP, LLC

WESTERN REFINING LP, LLC

WESTERN REFINING RETAIL, LLC

WESTERN REFINING SOUTHWEST, INC.

WESTERN REFINING TEXAS RETAIL SERVICES, LLC

WESTERN REFINING TRS I, LLC

WESTERN REFINING TRS II, LLC

WESTERN REFINING YORKTOWN HOLDING COMPANY

WESTERN REFINING YORKTOWN, INC.

WINGATE-GALLUP PIPELINE, LLC

YORK RIVER FUELS, LLC

ANNEX I

(1)	The Securities and the Guarantees have not been and will not be registered under the Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Regulation S under the Act or pursuant to an exemption from the registration requirements of the Act. Each Purchaser represents that it has offered and sold the Securities and the Guarantees, and will offer and sell the Securities and the Guarantees (i) as part of their distribution at any time and (ii) otherwise until 40 days after the later of the commencement of the offering and the Time of Delivery, only in accordance with Rule 903 of Regulation S or Rule 144A under the Act. Accordingly, each Purchaser agrees that neither it, its affiliates nor any persons acting on its or their behalf has engaged or will engage in any directed selling efforts with respect to the Securities or the Guarantees, and it and they have complied and will comply with the offering restrictions requirement of Regulation S. Each Purchaser agrees that, at or prior to confirmation of sale of Securities and Guarantees (other than a sale pursuant to Rule 144A), it will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Securities from it during the restricted period a confirmation or notice to substantially the following effect:

“The Securities and the Guarantees covered hereby have not been registered under the U.S. Securities Act of 1933 (the “Securities Act”) and may not be offered and sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise until 40 days after the later of the commencement of the offering and the closing date, except in either case in accordance with Regulation S (or Rule 144A if available) under the Securities Act. Terms used above have the meaning given to them by Regulation S.”

Terms used in this paragraph have the meanings given to them by Regulation S.

Each Purchaser further agrees that it has not entered and will not enter into any contractual arrangement with respect to the distribution or delivery of the Securities or the Guarantees, except with its affiliates or with the prior written consent of the Company.

(2)	Each Purchaser agrees that it will not offer, sell or deliver any of the Securities or the Guarantees in any jurisdiction outside the United States except under circumstances that will result in compliance with the applicable laws thereof, and that it will take at its own expense whatever action is required to permit its purchase and resale of the Securities and the Guarantees in such jurisdictions. Each Purchaser understands that no action has been taken to permit a public offering in any jurisdiction outside the United States where action would be required for such purpose. Each Purchaser agrees not to cause any advertisement of the Securities or the Guarantees to be published in any newspaper or periodical or posted in any public place and not to issue any memorandum relating to the Securities or the Guarantees, except in any such case with Goldman, Sachs & Co.’s express written consent and then only at its own risk and expense.